Exhibit 99.1

GEELY AUTOMOBILE HOLDINGS LIMITED TO TERMINATE ITS U.S. REPORTING OBLIGATIONS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IN RESPECT OF ITS ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES

HONG KONG, December 22, 2025/PRNewswire – Geely Automobile Holdings Limited (“Geely”) (Hong Kong Stock Exchange: 0175) is pleased to announce that the merger of ZEEKR Intelligent Technology Holding Limited (“Zeekr”) with Keystone Mergersub Limited (“Merger Sub”), an indirect wholly-owned subsidiary of Geely, pursuant to the previously announced Agreement and Plan of Merger, dated July 15, 2025, by Geely, Zeekr and Merger Sub, has been completed. As a result of the merger, Zeekr has become a privately held company and an indirect wholly-owned subsidiary of Geely.

Pursuant to Rule 12g-3 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), Geely has succeeded to the Section 12 registration, and Section 13(a) reporting obligations under the Exchange Act, of Zeekr. However, Geely has filed a Form 15F with the United States Securities and Exchange Commission (“SEC”) to voluntarily terminate the registration of its ordinary shares and American depositary shares representing such shares under Section 12(g) as well as Geely’s reporting obligations under Section 13(a) of the Exchange Act. Pursuant to Rule 12h-6 under the Exchange Act, the SEC permits a foreign private issuer to terminate the registration of a class of securities under Section 12(g) of the Exchange Act if it meets certain requirements. As a result of filing the Form 15F, Geely’s reporting obligations under the Exchange Act were suspended immediately and will terminate no more than 90 days after the date hereof, barring any objections from the SEC.

About Geely

Geely is principally engaged in investment holding. The group is primarily involved in the research and development, manufacturing, and trading of automobiles, automobile parts and related components, as well as investment holding. For further information about Geely, please visit our website at http://www.geelyauto.com.hk.

Forward Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively “forward-looking information”) within the meaning of applicable securities laws, including relating to our intention to terminate the registration, and our reporting obligations, in respect of our ordinary shares and American depositary shares representing such shares under the Exchange Act, and the timing thereof. The forward-looking information is based on certain key expectations and assumptions made by our management, including our assumption that the SEC will not object to our deregistration. Although we believe that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because Geely can give no assurance that they will prove to be correct. Since forward-looking information addresses future events and conditions, by its very nature it involves inherent risks and uncertainties. These include, but are not limited to, the risk that the SEC raises an objection to our deregistration. Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking information and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking information will transpire or occur, or if any of them do so, what benefits that we will derive therefrom. Management has included the above summary of assumptions and risks related to forward-looking information provided in this press release in order to provide security holders with a more complete perspective on our future operations and such information may not be appropriate for other purposes. Readers are cautioned that the foregoing lists of factors are not exhaustive. Additional information on these and other factors that could affect our operations or financial results are included in reports on file with applicable securities regulatory authorities and may be accessed through https://www.hkexnews.hk. These forward-looking statements are made as of the date of this press release and we disclaim any intent or obligation to update publicly any forward-looking information, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.

Investor Relations Contact

Tel: +852 2598 3333

Email: ir@geelyauto.com.hk